EXHIBIT 10.9

ITLA CAPITAL CORPORATION 409A CONSOLIDATED
NONQUALIFIED (NON-EMPLOYER SECURITIES)
2005 DEFERRED COMPENSATION PLAN

ITLA Capital Corporation, a Delaware business corporation, has adopted the ITLA Capital Corporation 409A Consolidated Nonqualified (Non-Employer Securities) 2005 Deferred Compensation Plan (the "Plan") effective as of January 1, 2005. The Plan is an unfunded plan, hereby adopted, established and maintained by ITLA Capital Corporation (the "Company") for the purpose of providing benefits for certain individuals as provided herein. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and related guidance of general applicability issued thereunder (together referred to herein as "Section 409A").

ARTICLE I

ELIGIBILITY TO PARTICIPATE

         1.1         Eligibility to Participate. For purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Plan is limited to a select group of highly compensated employees of the Company or its subsidiaries, and shall at all times remain unfunded.

         1.2         Designated Participants. A highly compensated employee of the Company or its subsidiaries (which shall include for employment and compensation purposes all other related employers of the Company under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")) is eligible to become a Participant in the Plan. A highly compensated employee of the Company or its subsidiaries shall be:

a.	Any employee holding a title of Deputy Managing Director or greater; or
b.	Any employee, who in the previous year earned commissions of two hundred thousand dollars ($200,000.00) or greater from the Company or its subsidiaries.

Once an employee becomes a Participant, he or she shall remain a Participant until all benefits to which he or she (or to the individual the Participant designates as his or her "Designated Beneficiary" in such Participant's designation of beneficiary form) is entitled to under the Plan have been paid. To the extent any employee's employment agreement differs from the terms of the Plan, the employment agreement shall be the controlling document except that the Plan shall control to the extent necessary to comply with Section 409A.

         1.3         Written Deferral Election. The individuals described in Section 1.2 shall be eligible to participate in the Plan and may do so by filing a written deferral election with the Company in a form approved by the Company. This form may set forth a minimum annual deferral by the Participant. In the first year in which a Participant becomes eligible to participate in the Plan, the newly eligible Participant may make an election to defer compensation for services to be performed subsequent to the election within thirty (30) days after the date the

NEXT PAGE

person becomes eligible. For all other years, elections to defer payment of compensation must be made before the beginning of the calendar year for which the compensation is payable. In the event an individual may elect to defer all or a portion of "performance-based compensation" (within the meaning of Section 409A) based on services performed over a period of at least 12 months, provided that the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election with respect to the applicable performance-based compensation, such election shall be irrevocable and shall be made no later than 6 months before the end of the performance-based compensation service period. The written deferral election shall also set forth the individual's election regarding how his Deferred Compensation Account shall be distributed in accordance with Section 3.1.

         1.4         Deferred Compensation Account. For each individual electing to participate in the Plan, the Company shall establish and maintain a Deferred Compensation Account. The amount of each Participant's deferred compensation shall be credited to his or her Deferred Compensation Account no later than the end of the month following the month in which the compensation would otherwise have been paid to the Participant. The Participant's Deferred Compensation Account shall also be credited and debited for deemed earnings and losses attributable to the investment (or deemed investment) of, or interest credits on, such Deferred Compensation Account under Section 2.2 or 3.1 of the Plan, whichever is applicable. The Deferred Compensation Account shall also be reduced for any distributions and withdrawals made under the Plan to a Participant or his or her Designated Beneficiary including tax withholdings. In general, the Deferred Compensation Accounts will be valued at the end of each calendar quarter (each a "Valuation Date"). Any Participant to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company.

         1.5         Amount of Deferrals. Each Participant may defer all or any portion of the compensation otherwise payable to him or her by the Company for the calendar year beginning after the date of said election (or for the remaining portion of the first year of participation) as specified in said written election to the Company, and the amounts so deferred by a Participant shall be paid only as provided in the Plan. In no event shall the amount of compensation deferred by a Participant under the Plan and the ITLA Consolidated Non Qualified (Employer Securities Only) 2005 Deferred Compensation Plan (the "Employer Securities Deferred Compensation Plan") exceed the amount needed to satisfy employment tax and other required payroll withholdings. A Participant may change the amount of, or suspend, future deferrals with respect to compensation otherwise payable to him or her for calendar years beginning after the date of change or suspension as specified by written notice to the Company. If a Participant elects to suspend deferrals, the Participant may make a new election to again become a Participant in the Plan. Any new election to defer payment of compensation must be made before the beginning of the next calendar year for which the compensation is payable and shall apply to compensation otherwise payable in that next calendar year. The election to defer shall be irrevocable as to the deferred compensation for the calendar year for which the election is made. In no event may a Participant suspend or change the amount of deferrals for a calendar year once the calendar year has commenced.

2
NEXT PAGE

ARTICLE II

DEFERRED COMPENSATION

         2.1         Contributions to and Withdrawals from Trust by the Company. Within thirty (30) days after each calendar month, the Company shall transfer into the ITLA Capital Corporation Rabbi Trust (the "Trust") an amount in cash equal to the total amount of all Participant deferrals under the Plan for the preceding calendar month. In addition, as soon as practicable after each Valuation Date, the Company shall contribute cash to the Trust equal to the amount by which the deemed earnings or interest credits, whichever is applicable, on the Deferred Compensation Accounts of all Participants for the applicable calendar quarter exceeded the actual earnings of the Trust for such period, and appropriate adjustment will be made to each Participant's Deferred Compensation Account for such period. To the extent that the actual earnings of the Trust exceeded the deemed earnings or interest credits, whichever is applicable, on the Deferred Compensation Accounts of all Participants for such calendar quarter, the excess earnings will be promptly paid by the Trust to the Company, and appropriate adjustment will be made to each Participant's Deferred Compensation Account for such period. The adjustments referred to in the preceding two sentences shall likewise be made with respect to a Participant's Deferred Compensation Account as of the day next preceding (a) a Change of Control Event as defined in Section 6.7, (b) the effective date of a termination of the Plan or (c) the final installment payment of such Participant's Deferred Compensation Account, whichever is applicable. The Trust shall likewise pay funds from a Participant's Deferred Compensation Account to the Company to satisfy any tax and other withholding obligations.

         2.2         Deemed Investments. All amounts credited under the terms of the Plan to a Deferred Compensation Account maintained in the name of a Participant by the Company shall be invested (or deemed invested) in various mutual funds selected by the Company while such Participant is employed by the Company. Each Participant may select the deemed investment for his/her Deferred Compensation Account from the investment options selected by the Company and may change such deemed investments at such times and in accordance with the rules adopted by the Company. In the absence of any investment directions, Deferred Compensation Accounts will be deemed invested in the in-house sweep funds of the trustee of the Trust. Notwithstanding that the earnings or losses on deemed investments used to determine the value of Participants' Deferred Compensation Accounts are based on the actual performance of certain specified investments, neither the Company nor the Trust is obligated to invest deferrals in any particular investments. However, the Company and the Trust are required to make the adjustments set forth in Section 2.1 based upon the performance of deemed investments vs. actual investments. If any investments are made with deferrals, Participants shall have no right or interest in or with respect to such investments. Specifically, Participants shall have no voting rights with respect to any stock or securities held by the Plan. None of the Deferred Compensation Accounts in the Plan shall be actually (or deemed) invested in ITLA Capital Corporation stock. In the case of a deemed investment in ITLA Capital Corporation stock, such investment will be changed as soon as practicable, or alternatively, at the written election of the Participant, the amount represented thereby shall be transferred to the Participant's Deferred

3
NEXT PAGE

Compensation Account in the Employer Securities 2005 Deferred Compensation Plan and actually invested in ITLA Capital Corporation stock.

ARTICLE III

DISTRIBUTION

         3.1         Distribution of Deferred Compensation Accounts. On the first day of the month next following the date on which a Participant experiences a "Separation from Service" (as that phrase is defined by Section 409A) for any reason, including death, distribution of the amount credited to the Participant's Deferred Compensation Account in accordance with the Plan shall commence in accordance with one of the alternatives set forth below as selected by the Participant. Notwithstanding the preceding sentence, if the Participant is a "specified employee" (within the meaning of Section 409A, and assuming for this purpose that the "identification date" is December 31) then (a) the Participant's distribution (or initial distribution) shall occur on the first day of the month next following the six month anniversary of the date of the Participant's Separation from Service, if such termination of employment occurs for any reason other than the Participant's death or becoming disabled (as that term is defined in Code Section 409A(a)(2)(C)) (the "Delayed Distribution Date"), and (b) in the event the Participant elected to receive his Deferred Compensation Account in installments, subsequent distributions shall be made on the first day of the month next following the anniversary date of the Participant's Separation from Service. A Participant's initial selection of the method of distribution shall be made in writing at the time the Participant first elects to defer compensation under the Plan for any given calendar year. Any such selection may be subsequently changed by a Participant by delivering a new written election to the Company (such new written election shall automatically revoke any prior written election). However, except as may otherwise be provided in Section 409A, (1) any such change in the method of distribution shall not take effect until at least twelve months after the date the election is made, (2) in the case of an election made in relation to a payment to be made at a specific time or pursuant to a fixed schedule (i.e., in installments), the election may not be made less than 12 months prior to the date of the first scheduled payment, and (3) payment of the amount with respect to which the form of distribution is being changed shall commence upon the fifth anniversary of the date the such payment otherwise would have been paid (except for payments made pursuant to Section 3.2 or Section 3.3). The alternative forms of distribution shall be:

a) a single lump sum payment equal to the Participant's total Deferred Compensation Account at the time of his Separation from Service, or the Delayed Distribution Date, if applicable;

b)         five annual installments with the first installment (1/5 of the Participant's Deferred Compensation Account) being distributed on the first day of the month next following the Participant's Separation from Service, or the Delayed Distribution Date, if applicable, and subsequent annual installments being made on each annual anniversary of the Participant's Separation from Service (e.g., 1/4 of the Participant's Deferred Compensation Account on the second distribution date); or

4
NEXT PAGE

c) ten annual installments with the first installment (1/10 of the Participant's Deferred Compensation Account) being distributed on the first day of the month next following the Participant's Separation from Service, or the Delayed Distribution Date, if applicable, and subsequent annual installments being made on each annual anniversary of the Participant's Separation from Service (e.g., 1/9 of the Participant's Deferred Compensation Account on the second distribution date).

         The amount of each such annual installment will be calculated based upon the amortization of the value of the Participant's Deferred Compensation Account balance as the date of his or her termination of employment at a credited interest rate equal to 125% of the Imperial Capital Bank's (or its successor in interest) cost of funds. Interest credited to a Participant's Deferred Compensation Account as of the Valuation Date preceding the date of the next distribution shall be added to the Participant's Deferred Compensation Account and distributed as a part of the next installment. The final installment will be the balance of the Participant's Deferred Compensation Account and interest credited to the Account as of the day next preceding such final distribution.

Except as set forth above with respect to interest crediting, a Participant's Deferred Compensation Account shall not be adjusted for any deemed earnings or losses after the date of the Participant's termination of employment. If at the time of distribution the Participant does not have in effect a valid election regarding the form of distribution his benefit, distribution shall be made in a single lump sum payment. The Compensation Committee of the Board of Directors of the Company shall determine whether the distribution is made in cash or in-kind. Any distribution of securities from the Plan shall comply with all applicable federal and state securities laws. All distributions under the Plan shall be less applicable tax and other required or authorized withholdings. Notwithstanding the distribution election made by a Participant and notwithstanding that distributions have commenced in installments, the distribution of the Participant's total remaining Deferred Compensation Account shall be made in a single lump sum upon a Change of Control or termination of the Plan.

         3.2         Participant's Death. If a Participant should die before distribution of the full amount of the Deferred Compensation Account described in the Plan has been made to the Participant, any remaining amounts shall be distributed to the Participant's Designated Beneficiary by the method designated by the Participant in his or her most recent effective written election, as determined under Section 3.1 hereunder. If a Participant has no Designated Beneficiary at the time of death, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant's estate in a single lump sum distribution as soon as administratively feasible following such Participant's death. Notwithstanding the foregoing, distributions under this Section 3.2 shall be made in a manner not inconsistent with Section 409A.

5
NEXT PAGE

         3.3         Advance Distribution for Financial Hardship. In the event a Participant incurs an Unforeseeable Financial Emergency, such Participant may make a written request to the Company for a withdrawal from his or her Deferred Compensation Account established under the Plan. The amount of the withdrawal will be net of applicable tax and other required or authorized withholdings. An "Unforeseeable Financial Emergency" shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse or a dependent of the Participant, (within the meaning of Section 152(a) of the Code), (ii) a loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need, taking into account taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). This Section shall be interpreted in a manner consistent with Section 409A. The Compensation Committee of the Board of Directors of the Company shall determine in its sole discretion whether an advance withdrawal shall be permitted due to an Unforeseeable Financial Emergency. The Participant's Deferred Compensation Account shall be reduced by the amount of any advance distribution for Unforeseeable Financial Emergency, including withholdings.

         3.4         Change of Control Event. Upon a Change of Control, as defined in Section 6.7 of the Plan, the Deferred Compensation Accounts of all Participants shall be distributed in a single lump sum payment as soon as practicable to the Participants or to the Designated Beneficiaries of any deceased Participants.

         3.5         Distribution for Tax Purposes. Anything herein to the contrary notwithstanding, the Compensation Committee shall permit a lump sum distribution in cash from the Participant's Deferred Compensation Account to pay the Federal Income Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on compensation deferred under the Plan (the "FICA Amount"), plus (b) the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, plus (c) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event shall the amount distributable under the preceding sentence exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount. The cash distribution shall be made from the Trust to the Company to satisfy the withholding tax obligation and the Participant's Deferred Compensation Account shall be reduced by the amounts so withheld. The Compensation Committee shall also permit the distribution of any other income or withholding taxes attributable to the Participant's benefit under the Plan, to the extent permitted by Section 409A.

         3.6         Limitation on Distribution to Covered Employees. Notwithstanding any other provision of the Plan, in the event that the Participant is a "covered employee" as defined in Section 162(m)(3) of the Code, or would be a covered employee if the Participant's Deferred Compensation Account were distributed in accordance with the other provisions of Article III, the maximum amount which may be distributed from the Participant's Deferred Compensation

6
NEXT PAGE

Account in any Plan Year shall not exceed one million ($1,000,000) less the amount of compensation paid by the Company to the Participant in such Plan Year which is not "performance-based" (as defined in Code Section 162(m)(4)(C)). The amount of compensation which is not "performance-based" shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 3.6 shall be distributed to the Participant as soon as possible after the Company reasonably anticipates that the deduction of the payment will not be limited by Code Section 162(m) or the calendar year in which the Participant experiences a Separation from Service. The provisions of this Section 3.6 shall not apply if the Compensation Committee of the Board of Directors of the Company, upon consultation with legal counsel, determines that the restrictions of Code Section 162(m) do not apply to the limit the deductibility of payments made under the Plan (or otherwise by the Company) to the Participant. The limitation set forth in this Section 3.6 shall be applied taking into account the requirements of Section 409A.

ARTICLE IV

AMENDMENT AND TERMINATION OF PLAN

         4.1         Amendment or Termination. The Company intends the Plan to remain in existence until all Participants in the Plan have received all of their benefits payable under the Plan. The Company, however, reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee of the Board of Directors of the Company. No amendment or termination of the Plan shall reduce the amount credited to the Participant's Deferred Compensation Account below the balance immediately prior to the effective date of the resolution amending or terminating the Plan or delay the distribution date for the Participant's Deferred Compensation Account. The ability of the Company to amend or terminate the Plan and distribute benefits in accordance with such amendment or termination shall be subject to and limited by Section 409A. Accordingly, unless Section 409A provides otherwise, the Plan may be terminated only if: (a) all arrangements sponsored by the Company that are required to be aggregated with this Plan under Section 409A are terminated; (b) no payments other than payments that would be payable under the terms of the Plan or an aggregated plan if the termination had not occurred are made within 12 months of the termination of the arrangements; (c) all payments are made within 24 months of the termination of the Plan and related arrangements; and (d) the Company does not adopt a new arrangement that would be required to be aggregated with this Plan under Section 409A if the same Participant participated in both arrangements, within five years of the termination of the Plan.

         4.2         Distribution on Termination. Subject to Section 4.1, upon termination of the Plan, the Deferred Compensation Accounts of all Participants shall be distributed in a single lump sum payment as soon as practicable following the effective date of the Plan termination.

7
NEXT PAGE

ARTICLE V

CLAIMS PROCEDURE

         5.1         Claims Procedure. An initial claim for benefits under the Plan must be made by the Participant or his or her Designated Beneficiary to the Claims Reviewer which shall be the Compensation Committee of the Board of Directors of the Company (unless another person or organizational unit is designated by the Company as Claims Reviewer), in accordance with the terms of this Claims Procedure. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or his or her Designated Beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which the final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a Participant or his or her Designated Beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claim's Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefor submitted by the claimant or the claimant's duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant's written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article V.

8
NEXT PAGE

ARTICLE VI

ADMINISTRATION

         6.1         Unsecured Claims. The right of a Participant or a Participant's Designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither a Participant nor his or her Designated Beneficiary shall have any rights in or against any amount credited to any Deferred Compensation Account under the Plan or any other assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA, as amended. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Deferred Compensation Accounts under the Plan and any benefits which may be payable pursuant to the Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or a Participant's Designated Beneficiary. The Plan constitutes a mere unsecured promise by the Company to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         6.2         Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Compensation Committee deems appropriate including the authority to determine eligibility for benefits under the Plan. The Compensation Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Compensation Committee shall be final and binding on all persons and parties concerned. The Compensation Committee may delegate any of its duties of Plan Administration to such employees or other persons as it deems appropriate. The Plan shall also be administered and interpreted in a manner consistent with Section 409A.

         6.3         Expenses. Expenses of administration shall be paid by the Company. The Compensation Committee of the Board of Directors of the Company shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

         6.4         Statements. The Compensation Committee of the Board of Directors of the Company shall furnish individual annual or more frequent statements to each Participant, or each Designated Beneficiary currently receiving benefits, in such form as determined by the Compensation Committee or as required by law. The Compensation Committee may delegate the duty to provide such statements to the trustee of the Trust.

9
NEXT PAGE

         6.5         No Enlargement of Rights. The sole rights of a Participant or Designated Beneficiary under the Plan shall be to have the Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any assets or funds in any trust which may be established in connection with the Plan or assets of the Company will be sufficient to pay any benefits hereunder. Further, the adoption and maintenance of the Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

         6.6         Rules and Procedures. The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual's care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual's benefits to such conservator, person legally charged with such individual's care, or institutions contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan to such individual.

         6.7         Change of Control. Notwithstanding any provision to the contrary, in the event of the earliest Change of Control Event, as defined herein, Participants shall receive their Deferred Compensation Accounts in a single lump sum payment as soon as administratively feasible following the date of the Change of Control Event. The term "Change of Control Event" shall mean (a) a "change in the ownership of the Company", (b) a "change in the effective control of the Company", or (c) a "change in the ownership of a substantial portion of the Company's assets", all within the meaning of Section 409A. The preceding sentence shall be applied using the least restrictive interpretation of each applicable Change in Control Event under Section 409A.

         6.8         Information. Each Participant shall keep the Company informed of his or her current address and the current address of his or her Designated Beneficiary. The Company shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant's benefits payable under the Plan may first be made, payment may be made as though the Participant or his or her Designated Beneficiary had died at the end of such three-year period.

         6.9         Loss. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company including the trustee of the Trust shall be liable to any Participant, any Participant's Designated Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

10
NEXT PAGE

         6.10         Indemnification. The Company shall indemnify and hold harmless the members of the Board of Directors, the trustee of the Trust and any other persons to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorneys' fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and under ERISA, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons or to the extent such indemnification is specifically prohibited by ERISA. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this Section applies. If any Board member or any person covered by this indemnification clause determines that the defense provided by the Company is inadequate, that member or person shall be entitled to retain separate legal counsel for his or her defense and the Company shall be obligated to pay for all reasonable legal fees and other court costs incurred in the course of such defense unless a court of competent jurisdiction finds such person has acted in bad faith or engaged in willful misconduct or criminal acts.

         6.11         Trust Matters. The Company's obligations under the Plan with respect to Deferred Compensation Accounts may be satisfied with Trust assets distributed pursuant to the terms of the Plan and any such distribution shall reduce the Company's corresponding obligation under the Plan with respect thereto. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to, invested by, and held in the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. Except for amendments to the Trust to comply with applicable laws, no amendment or modification shall be made to the Trust with respect to the Plan without the prior written consent of all Participants in the Plan who have Deferred Compensation Accounts. The funding of benefits under the Plan shall comply in all respects with the requirements of Section 409A.

         6.12         Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of California.

         ITLA Capital Corporation has caused this Plan to be executed on this 1st day of February, 2006.

/s/ Jeffrey Lipscomb Name: Jeffrey Lipscomb Compensation Committee Chairman On behalf of ITLA Capital Corporation

11
NEXT PAGE